                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant / /
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                                 ANCHOR GAMING
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                 ANCHOR GAMING
                            815 PILOT ROAD, SUITE G
                            LAS VEGAS, NEVADA 89119

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 22, 1999

                            ------------------------

    As a stockholder of Anchor Gaming, you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of the Company to be held at 815 Pilot Road, Suite G, Las Vegas, Nevada 89119, on Monday, November 22, 1999, at 10:00 a.m. local time, for the following purposes:

    1.  To elect directors, each for a one-year term; and

    2. To transact such other business as may properly come before the meeting and any adjournment thereof.

    The Board of Directors has fixed the close of business on October 1, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment thereof.

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, TO ASSURE YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE DATE, EXECUTE, AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          [LOGO]

                                          Thomas J. Matthews
                                          EXECUTIVE VICE PRESIDENT, SECRETARY,
                                          AND TREASURER

Las Vegas, Nevada
October 28, 1999

         YOUR VOTE IS IMPORTANT. PLEASE EXECUTE AND RETURN PROMPTLY THE
                  ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED

                                 ANCHOR GAMING
                            815 PILOT ROAD, SUITE G
                            LAS VEGAS, NEVADA 89119

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 22, 1999
                            ------------------------

                              GENERAL INFORMATION

    This Proxy Statement is furnished to stockholders of Anchor Gaming, for use at the 1999 Annual Meeting of Stockholders to be held at the date, time, and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, or at any adjournment of the Annual Meeting. The enclosed proxy is solicited on behalf of the Board of Directors of the Company. A stockholder executing the accompanying proxy has the right to revoke it at any time prior to its being voted by notifying the Secretary of the Company at the above address in writing, executing a subsequent proxy, or attending the meeting and voting in person. Unless a contrary choice is indicated, all duly executed proxies received by the Company will be voted in accordance with the instructions set forth on the proxy card. The record date for stockholders entitled to vote at the Annual Meeting is the close of business on October 1, 1999 (the "Record Date"). The approximate date on which this Proxy Statement and the enclosed proxy are first being sent or given to stockholders is October 28, 1999.

                               VOTING PROCEDURES

    The election of directors will be decided by a plurality of the votes cast. All other matters will be determined by a majority of the votes cast. The holders of a majority of all of the shares of stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned from time to time without further notice, if the time and place of the adjourned meeting are announced at the meeting, until a quorum is obtained. Shares as to which authority to vote has been withheld with respect to the election of any nominee for director will not be counted as a vote for such nominee. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders to determine the total number of votes cast. Abstentions are not counted as votes for or against any such proposals. Broker nonvotes are not counted as votes cast for purposes of determining whether a proposal has been approved.

    Stockholders are urged to sign the enclosed proxy and return it promptly. All shares represented by a signed proxy, if not previously revoked, will be voted in accordance with the directions on such proxy. If no directions are given to the contrary, the shares of common stock represented by such proxy will be voted FOR the director nominees. The Company does not anticipate that any matters other than those set forth in the accompanying notice will be presented at the Annual Meeting. However, if other matters are properly presented at the Annual Meeting, the proxies named in the accompanying proxy card will vote the shares represented by such proxy card in accordance with their best judgment.

    Only holders of record on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. The total outstanding capital stock of the Company as of October 1, 1999 consisted of 11,953,607 shares of common stock. Each share of common stock is entitled to one vote.

                    MATTERS TO BE BROUGHT BEFORE THE MEETING

ELECTION OF DIRECTORS

    The current number of members of the Board of Directors is eight. Members of the Board of Directors serve for a one-year term that expires at the 2000 Annual Meeting or when a successor is elected and qualified. The election of directors will be decided by a plurality of the votes cast. The Company anticipates that upon election of the seven nominees listed below, the number of positions on the Board of Directors will be reduced to seven, eliminating the vacancy.

    The seven nominees for director are Stuart D. Beath, Richard R. Burt, Michael B. Fulton, Stanley E. Fulton, Glen J. Hettinger, Elizabeth F. Jones, and Michael D. Rumbolz. All of the nominees are members of the present Board of Directors. The Board believes that the nominees will be available and able to serve as directors. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy, or the Board may fill the vacancy at a later date after selecting an appropriate nominee. Information with respect to the nominees is set forth in the section of this Proxy Statement entitled "Management--Directors and Executive Officers."

            THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "FOR"
               EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of October 1, 1999, the beneficial ownership of each current director, each nominee for director, each executive officer included in the Summary Compensation Table, the directors and executive officers as a group, and each stockholder known to management to own beneficially more than 5% of the Common Stock.

NAME AND ADDRESS                                              NUMBER OF SHARES
OF BENEFICIAL OWNER(1)                                        BENEFICIAL OWNED   PERCENTAGE OF CLASS
----------------------                                        ----------------   -------------------
Stuart D. Beath (2).........................................        14,000                  *
Richard R. Burt.............................................             -                  *
Michael B. Fulton (3).......................................       311,200               2.60%
Stanley E. Fulton (4).......................................     5,111,000              42.76%
Richard M. Haddrill.........................................             -                  *
Glen J. Hettinger (5).......................................         5,000                  *
Elizabeth F. Jones (6)......................................       300,000               2.51%
Thomas J. Matthews (7)......................................        71,250                  *
Joseph Murphy (8)...........................................        50,250                  *
Michael D. Rumbolz (9)......................................       163,500               1.37%
Geoffrey A. Sage (5)........................................         5,000                  *
All executive officers and directors as a group (11 persons)
  (10)......................................................     5,420,000              45.34%

------------------------

*   Less than 1%

(1) Unless otherwise noted, and subject to community property laws, where applicable, the persons in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The address for each listed person is c/o Anchor Gaming, 815 Pilot Road, Suite G, Las Vegas, Nevada 89119. Mr. Burt's address is 1275 Pennsylvania Avenue NW, 10th Floor, Washington, DC 20004.

(2) Includes 1,000 shares with respect to which Mr. Beath shares voting and dispositive power with his wife. Includes 13,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(3) Represents 311,200 shares as to which Mr. Fulton's father, Stanley E. Fulton, exercises voting power pursuant to an irrevocable proxy. Includes 40,000 shares with respect to which Mr. Fulton holds voting and dispositive powers with a limited partnership.

(4) Includes 1,809,200 shares owned by Stanley E. Fulton's six children and an unaffiliated third party for which Mr. Fulton exercises voting power pursuant to irrevocable proxies.

(5) Represents shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(6) Represents 300,000 shares as to which Ms. Jones' father, Stanley E. Fulton, exercises voting power pursuant to an irrevocable proxy. Includes 1,520 shares with respect to which Ms. Jones holds voting and dispositive powers with her husband and minor children and 45,000 shares with respect to which Ms. Jones holds voting and dispositive powers with her brother and a limited partnership.

(7) Includes 46,250 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(8) Includes 47,750 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(9) Includes 1,000 shares with respect to which Mr. Rumbolz shares voting and dispositive power with his wife. Includes 162,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(10) Includes 277,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information about the current directors and executive officers of the Company.

NAME                                AGE      POSITION WITH COMPANY
----                              --------   ---------------------
Stuart D. Beath                      40      Director
John Beach                           52      President, Automated Wagering International, Inc.
Richard R. Burt                      52      Vice Chairman and Director
Donald R. Fuller                     60      President, United Tote Company
Michael B. Fulton                    40      Director
Stanley E. Fulton                    68      Chairman of the Board and Director
Richard M. Haddrill                  46      Director
Glen J. Hettinger                    42      Director
Elizabeth F. Jones                   43      Director
Thomas J. Matthews                   34      Executive Vice President, Secretary, and Treasurer
Joseph Murphy                        48      Vice President Casino Operations
Christer S.T. Roman                  48      Senior Vice President Product Development
Michael D. Rumbolz                   45      President, Chief Executive Officer and Director
Geoffrey A. Sage                     39      Chief Financial Officer and Senior Vice President

    JOHN BEACH. Mr. Beach was appointed President of the Company's subsidiary, Automated Wagering International, Inc. ("AWI") in January 1999. Mr. Beach joined AWI in 1997 and served as Chief Operating Officer of AWI. Prior to that time, Mr. Beach had several years' experience at Electronic Data Systems Corporation as an executive and account manager both in the United States and overseas.

    STUART D. BEATH. Mr. Beath was elected as a director of the Company in April 1994 and has been a managing director at Burcor Capital, LLC, an investment bank, since January 1999. Mr. Beath was a private consultant from March 1997 until January 1999. Mr. Beath served as First Vice President at Stifel, Nicolas & Company, Inc., an investment bank, from April 1993 until March 1997. Prior to that time, Mr. Beath served in the corporate finance department at A.G. - Edwards & Sons, Inc. for six years, in various capacities, with the most recent being as an officer of the firm.

    RICHARD R. BURT. Mr. Burt became a director and vice chairman of the Company effective at the time of the acquisition by the Company of Powerhouse Technologies, Inc. ("Powerhouse") in June 1999. Since 1994 he had served as director and chairman of Powerhouse. Mr. Burt is a founder and the chairman of IEP Advisors, Inc. in Washington D.C., a consulting and merchant banking firm. From 1991 to 1994, Mr. Burt was a partner in McKinsey & Co., a worldwide management consulting firm. During the period from 1989 to 1991, Mr. Burt served as the Chief Negotiator in the Strategic Arms Reduction Talks (START) with the former Soviet Union. He was the U.S. Ambassador to the Federal Republic of Germany from 1985 to 1989. Mr. Burt was the Assistant Secretary of State for European and Canadian Affairs from 1983 to 1985, and served as Director of Politico-Military Affairs from 1981 to 1983. Mr. Burt also serves as the Chairman of the Board of Weirton Steel, Inc., a tin-plate manufacturer, and serves on the Board of Directors of the Paine Webber Mutual Funds, Hollinger International, a company owning newspapers in Europe, Canada, Australia and the United States, Archer Daniels Midland, an agri-business company and Homestake, a goldmining company. In addition, Mr. Burt is a member of the Textron Corporation's International Advisory Council and a board member of the National Capitol Area Council, Boy Scouts of America.

    DONALD R. FULLER. Mr. Fuller was appointed President and Chief Operating Officer of the Company's subsidiary, United Tote Company ("United Tote") in September 1999. Before that, he served as United

Tote's Chief Operating Officer since 1997. Mr. Fuller joined United Tote in July 1994 as Senior Vice President--Customer Service. Prior to joining United Tote, Mr. Fuller was the Executive Vice President at AmTote, where he served 26 years in various sales, marketing, and customer service positions.

    MICHAEL B. FULTON. Mr. Fulton was elected as a director of the Company in August 1995. Mr. Fulton has served as President of Keytrust Human Resources, a provider of outsourced human resources, since June 1997, and as President of IllumiQuest, Inc., a developer of educational based entertainment products, since January 1994. Prior to that time, Mr. Fulton served as Executive Vice President and director of Anchor Coin, a subsidiary of the Company.

    STANLEY E. FULTON. Mr. Fulton founded Anchor Coin in 1988 and has been Chairman of the Board of the Company since its inception in 1993. He has also served as President, Chief Executive Officer, and acting Chief Financial Officer of the Company. Immediately prior to founding Anchor Coin, Mr. Fulton was Chairman of the Board and President of Gaming and Technology, Inc., the predecessor of Alliance Gaming, Inc.

    RICHARD M. HADDRILL. Mr. Haddrill became a director of the Company effective at the time of the Powerhouse acquisition. Prior to that time he served as chief executive officer, president and director of Powerhouse. He also held many other offices during his tenure at Powerhouse which began in 1994. He currently serves as a consultant to the Company, as well as board chairman of Bulldog Funds, a newly formed UK-based investment company. From July 1992 until November 1994, Mr. Haddrill served as executive vice president--corporate and president of international subsidiaries for Knowledgeware, Inc., a provider of application development software and services worldwide.

    GLEN J. HETTINGER. Mr. Hettinger was elected as a director of the Company in August 1997. Mr. Hettinger is a partner at the law firm of Hughes & Luce, L.L.P., Dallas, Texas, where he has practiced corporate and securities law since 1984.

    ELIZABETH F. JONES. Ms. Jones was elected as a director of the Company in April 1994. Since November 1988, Ms. Jones has been principally engaged as a private investor. She is the daughter of the Chairman of the Board of the Company.

    THOMAS J. MATTHEWS. Since February 1994, Mr. Matthews has served as Executive Vice President and Treasurer of the Company. In November 1994, he was elected Secretary of the Company. Mr. Matthews served as President of Global Distributors, Inc. from August 1992 to January 1994. Prior to that time,
Mr. Matthews was General Manager of Global Distributors, Inc. from 1990 until 1992, and was Sales Director of Mikohn Gaming Corporation from 1987 until 1990.

    JOSEPH MURPHY. Mr. Murphy has served as Vice President in charge of both casino and route operations of the Company since February 1996. Prior to that time, Mr. Murphy served as General Manager of Gaming Operations of the Company since January 1994. Mr. Murphy managed the gaming operations of Global Distributors from May 1993 until January 1994. From 1990 until 1993, Mr. Murphy served as General Manager of International Game Technology, Inc.'s (IGT) gaming machine route operations, which operated more than 1,800 machines. Mr. Murphy held similar positions with Sunset Coin from 1989 to 1990, United Gaming from 1988 to 1989, and IGT from 1985 to 1988.

    CHRISTER S.T. ROMAN. Mr. Roman joined the Company as a Senior Vice President of Product Development. Prior to the Powerhouse acquisition, he was employed by Powerhouse as a Senior Vice President of Product and Business Development since December 1998. Mr. Roman served five years as the managing director of EssNet AB, a Sweden-based lottery systems supplier. From 1984 until 1992 Mr. Roman served as president of the London-based Datech Group Plc, an international information systems company.

    MICHAEL D. RUMBOLZ. Mr. Rumbolz was appointed Chief Executive Officer of the Company in December 1998. Mr. Rumbolz also serves as a director and the President of the Company, positions he has held since August 1995. Prior to joining the Company, Mr. Rumbolz was Director of Corporate Development for Circus Circus Enterprises, Inc. from December 1992 to July 1995. During that time, Mr. Rumbolz was also President of Windsor Casino Limited from January to September 1994 and Canadian Gaming & Entertainment Corp. from February to
July 1995. Windsor Casino Limited is the Circus Circus/Hilton/ Caesar's consortium which opened and operates Windsor Casino. Mr. Rumbolz also held various positions in subsidiaries of Circus Circus. Prior to that time, Mr. Rumbolz was Executive Vice President of Anchor Coin and DD Stud, Inc., subsidiaries of the Company, responsible for the gaming machine route operations, development of the Colorado Central Station Casino and distribution of the proprietary game Double Down Stud from July 1992 to December 1992. Prior to that time Mr. Rumbolz was a senior executive in the Trump organization from February 1989 to June 1992. Mr. Rumbolz is a former Chairman and board member of the State of Nevada Gaming Control Board.

    GEOFFREY A. SAGE. Mr. Sage was appointed Chief Financial Officer in November 1998. Mr. Sage, a certified public accountant, joined Anchor Gaming in July 1989 as Chief Financial Officer and served as Corporate Controller from June 1994 through November 1998. Before joining the Company, Mr. Sage was the Controller for Frontier Savings and Loan Association in Las Vegas for one year. Prior to that time, Mr. Sage was a senior auditor at Citibank (Nevada), N.A. for three and one-half years and has served in various positions of responsibility with the public accounting profession.

SECTION 16(A) BENEFICIAL OWNER REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than 10% stockholders are required by certain regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations of its directors and executive officers, the Company provides the following information: The Company believes that all officers, directors and greater than 10% beneficial owners have complied with all applicable filing requirements with respect to the equity securities of the Company.

MEETING ATTENDANCE AND COMMITTEES OF THE BOARD

    The Board of Directors met nine times during fiscal year 1999 and each director attended at least 75% of the Board and committee meetings that each was required to attend. The Board of Directors has standing Nominating, Audit, Compensation, and Stock Option committees. The current members of each of the Board's committees are listed below.

    NOMINATING COMMITTEE. The Nominating Committee consists of Stanley E. Fulton (chairperson), Stuart D. Beath, Elizabeth F. Jones, and Michael B. Fulton. The Nominating Committee is responsible for nominating candidates for election or appointment to the positions of chief executive officer and other key officer and management positions and directors. The Nominating Committee did not meet during fiscal year 1999, taking action instead by unanimous written consent.

    AUDIT COMMITTEE. The Audit Committee consists of Elizabeth F. Jones (chairperson), Stuart D. Beath and Glen J. Hettinger. The Audit Committee is responsible for monitoring the Company's internal audit function and its internal accounting controls, recommending to the Board of Directors the selection of independent auditors, considering the range of audit and non-audit fees, and monitoring and reviewing the activities of the independent auditors. The Audit Committee met three times during fiscal year 1999.

    COMPENSATION COMMITTEE. The Compensation Committee consists of Glen J. Hettinger (chairperson), Michael B. Fulton, and Michael D. Rumbolz. The Compensation Committee recommends salary amounts for the Company's chief executive officer and other executive officers and shares power with the entire Board of Directors to make the final determination regarding bonus arrangements and awards of stock options to such persons. The Compensation Committee also advises the Board of Directors regarding principles and philosophy to be observed by the Company in compensating directors, officers and employees. The Compensation Committee did not formally meet during fiscal year 1999.

    STOCK OPTION COMMITTEE. The Stock Option Committee consists of Glen J. Hettinger (chairperson), Michael B. Fulton, and Elizabeth F. Jones. The Stock Option Committee is responsible, together with the whole Board, for determining the recipients and amounts of stock options granted under the Anchor Gaming 1995 Employee Stock Option Plan (the "Plan") and (subject to the provisions of the
Plan) establishing the other terms of each option grant and otherwise administering the Plan. The Plan was administered by the entire Board of Directors during fiscal year 1999. Consequently, the Stock Option Committee did not meet during fiscal year 1999.

    POWERHOUSE STOCK OPTION COMMITTEE. The Powerhouse Stock Option Committee consists of Richard R. Burt, Richard M. Haddrill, and Michael D. Rumbolz. The Powerhouse Stock Option Committee was appointed by the Board on June 28, 1999 to issue options for shares in the Company pursuant to the merger agreement with Powerhouse. With the issuance of such options, the Powerhouse Stock Option Committee has been dissolved.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid during each of the last three fiscal years to the Company's chief executive officer and each of the Company's four other most highly compensated executive officers (based on total annual salary and bonus for the fiscal year ending June 30, 1999), at June 30, 1999.

                                                                               NUMBER OF
                                                ANNUAL COMPENSATION           SECURITIES
NAME AND                                      ------------------------        UNDERLYING          ALL OTHER
PRINCIPAL POSITION                YEAR         SALARY         BONUS         OPTIONS GRANTED      COMPENSATION
------------------              --------      --------      ----------      ---------------      ------------
Stanley E. Fulton.............     1999       $245,000      $  100,000(2)            --                  --
  Chairman of the Board            1998(1)     245,000              --(3)            --                  --
                                   1997        245,000              --(3)            --                  --
Michael D. Rumbolz............     1999        360,000         100,000(2)            --               7,890(5)
  Chief Executive Officer          1998        360,000         100,000(4)            --               7,890(5)
  and President                    1997        360,000         100,000(6)            --               7,890(5)

Thomas J. Matthews............     1999        200,000         337,500(7)            --                  --
  Executive Vice President,        1998        198,462         410,400(8)            --                  --
  Secretary, and Treasurer         1997        150,000         150,000(9)       200,000                  --
Joseph Murphy.................     1999        200,000         225,000(7)            --                  --
  Vice President                   1998        198,462         273,600(8)            --                  --
                                   1997        150,000         150,000(9)       200,000                  --
Geoffrey A. Sage..............     1999(10)    100,000          70,000(11)           --                  --
  Chief Financial Officer          1998         96,923          40,000(11)       25,000                  --
                                   1997         80,000          24,000(11)           --                  --

------------------------

(1) Also held the offices of Chief Executive Officer and acting Chief Financial Officer.

(2) These bonuses are payable in December 1999, but were accrued for the fiscal year 1999, and are subject to continued employment with the Company.

(3) Mr. Fulton forfeited his bonuses that were accrued for fiscal years 1997 & 1998. No bonuses were paid to Mr. Fulton for fiscal years 1997 or 1998.

(4) These bonuses were paid in December 1998, but were accrued for the fiscal year 1998.

(5) Consists of insurance premiums paid by the Company as additional compensation.

(6) These bonuses were paid in December 1997, but were accrued for the fiscal year 1997.

(7) These bonuses were paid in August 1999, but were accrued for the fiscal year 1999.

(8) These bonuses were paid in August 1998, but were accrued for the fiscal year 1998.

(9) These bonuses were paid in July 1997, but were accrued for the fiscal year 1997.

(10) Appointed Chief Financial Officer November 1998.

(11) Accrued and paid on a calendar year basis.

OPTION GRANTS IN LAST FISCAL YEAR

    There were no options granted to any individuals named in the Summary Compensation Table during the fiscal year ending June 30, 1999.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth certain information concerning options to purchase Common Stock by the individuals named in the Summary Compensation Table.

                              NUMBER OF                                               VALUE OF UNEXERCISED
                               SHARES                   NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                              ACQUIRED                OPTIONS AT JUNE 30, 1999          JUNE 30, 1999 (1)
                                 ON        VALUE     ---------------------------   ---------------------------
NAME                          EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          ---------   --------   -----------   -------------   -----------   -------------
Stanley E. Fulton...........        0     $     0             0              0      $       0      $       0
Michael D. Rumbolz..........        0           0       160,000         50,000      4,210,000      1,315,625
Thomas J. Matthews..........    9,000     255,531        66,000        137,500      1,187,625      2,225,781
Joseph Murphy...............    5,500     188,844        64,500        137,500      1,083,844      2,225,781
Geoffrey A. Sage............    7,500     329,640         5,000         25,000          5,938              0

------------------------

(1) The value is the amount by which the market value of the underlying stock at June 30, 1999 ($48.0625) exceeds the aggregate exercise prices of the options.

COMPENSATION OF DIRECTORS

    Directors who are not employees or otherwise affiliates of the Company receive director's fees of $1,000 for each Board meeting attended and $500 for each committee meeting attended, as well as an annual director's fee of $1,000. Additionally, all directors are generally reimbursed for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    Concurrent with the Company's initial public offering, the Company entered into a five-year employment agreement with Thomas J. Matthews and Joseph Murphy. These agreements were amended in April 1997, providing for minimum annual compensation of $200,000. In addition, Mr. Matthews' and Mr. Murphy's agreement provided for a one-time bonus of $150,000, which bonuses were paid on July 1, 1997. Effective fiscal year 1998, Mr. Matthews and Mr. Murphy will also receive a performance bonus of 0.6% and 0.4%, respectively, of the consolidated net income of the Company for the fiscal year then ended, payable for any given fiscal year on the date of the Company's public announcement of its consolidated net income for such fiscal year. Mr. Matthews and Mr. Murphy also receive a bonus upon a change of control (as defined in their employment agreements) equal to 0.6% and 0.4%, respectively, of the consolidated net income of the Company for the period beginning with the end of the last fiscal year of the Company and ending on the date that a change in control transaction is consummated. The obligation of the Company to pay Mr. Matthews and Mr. Murphy a performance bonus for fiscal years including, and subsequent to, the fiscal year for which a change in control bonus is earned will terminate upon payment of a change in control bonus.

    In addition, upon the occurrence of certain trigger events as defined in their employment agreements (a "Trigger Event"), Mr. Matthews and Mr. Murphy will receive a bonus equal to 0.5% of the amount by which the fair market value (as determined by the Board of Directors of the Company) of the consideration received by the Company or the stockholders of the Company, as the case may be, in a transaction involving such Trigger Event exceeds the Base Amount as of the date that the transaction constituting such Trigger Event is consummated. The "Base Amount" means an amount equal to $500,000,000 times the factor 1.1(n) where "n" is the number of full years from the date of the employment agreement until the date of the Trigger Event, except that in the event that the Trigger Event giving rise to such determination arises from the sale by the Company of its proprietary games division substantially as an entirety, then the Base Amount will be calculated by taking the amount arrived at in the foregoing calculation and multiplying it by a fraction the numerator of which is (x) the net income of the portion of the proprietary games division that is so sold for the twelve-month period prior to the consummation of such sale and the denominator of which is (y) the consolidated net income of the Company for the twelve-month period prior to the consummation of such sale.

    In accordance with the terms of their employment agreements, Mr. Matthews and Mr. Murphy have entered into stock option agreements with the Company, pursuant to which Mr. Matthews and Mr. Murphy have received options to purchase up to 200,000 shares of Common Stock at an exercise price of $31.875 per share. The stock option agreements expire on July 1, 2007. Under the terms of the stock option agreements, 6,250 shares will vest on March 31, June 30, September 30, and December 31 of 1999, 2000, and 2001. An additional 125,000 shares will vest if certain performance goals established by the Board of Directors are achieved. Notwithstanding the foregoing, all of the shares of common stock as to which vesting has not occurred in accordance with the previously described provisions will vest on June 30, 2005, if and only if Mr. Matthews and Mr. Murphy have been an employee of the Company for the entire period from the date of the stock option agreements until June 30, 2005. Under the terms of Mr. Matthews' and Mr. Murphy's employment agreements, during July of each year prior to the expiration of the employment agreements, the Company has agreed to discuss the grant to Mr. Matthews and Mr. Murphy of further options to purchase common stock.

    Each of the above agreements provides that such officer can only be terminated for "cause" as defined in the agreement, although the agreements can be terminated by the Company at any time if the Company pays three months' severance pay. The agreements contain restrictive covenants regarding the treatment of the Company's proprietary information.

    In no event will the Company be required to make to any of the foregoing executives any payment under such agreements that would result, in the opinion of tax counsel, in an "excess parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, and the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986.

    On June 25, 1997, Powerhouse Technologies, Inc. entered into an agreement with John Beach to serve as Chief Operating Officer of AWI with an annual base salary of $220,000 and a potential annual bonus of $200,000 based on any bonus or executive incentive compensation plan as may be established. If Mr. Beach is removed from his position with the Company without cause or for good reason as defined in the agreement after June 1998 he will receive his then current salary for a period of 12 months following termination. Mr. Beach also agreed to certain confidentiality, non-competition and similar provisions.

    On June 17, 1997, Powerhouse Technologies, Inc. (formerly known as Video Lottery Technologies, Inc.) entered into an agreement with Donald R. Fuller to serve in the position of Chief Operating Officer of United Tote Company. If
Mr. Fuller is removed from his position with the Company without cause or for good reason as defined in the agreement, he will receive his then current salary for a period of six months following termination. Mr. Fuller also agreed to certain confidentiality, non-competition and similar provisions.

    On May 28, 1998, Powerhouse Technologies, Inc. entered into an agreement with Christer Roman to serve in the position of Senior Vice President, Product and Business Development. The agreement provides for an annual base salary of at least $180,000 and a guaranteed potential annual bonus of $100,000, based on any bonus or executive incentive compensation plan as may be established. The agreement is to remain in effect for three years from December 3, 1999.
Mr. Roman also agreed to certain confidentiality, non-competition and similar provisions.

    See "Report of the Board of Directors on Executive Compensation" for Michael
D. Rumbolz.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN
  RELATIONSHIPS AND RELATED TRANSACTIONS

    CERTAIN TRANSACTIONS OF COMPENSATION COMMITTEE MEMBERS. Mr. Hettinger is a director of the Company and a partner at Hughes & Luce, L.L.P., which has rendered legal services to the Company in the past and is expected to continue to do so in the future.

    Richard R. Burt, who became the vice chairman of the Board of Directors on June 29, 1999, is the chairman and a founder of IEP Advisors, Inc. (IEP), which has been retained by the Company to provide consulting services and to assist the Company in connection with its international activities. In addition, IEP, Mr. Burt and the Company entered into a consulting agreement in September 1999, under which Mr. Burt is to provide assistance to the Company and its affiliates in the expansion of their international activities. The agreement has a two-year term from June 30, 1999 and may be terminated by the Company or by Mr. Burt and IEP upon 30 days' prior written notice. Mr. Burt will be paid $15,000 per month, an annual bonus of at least $60,000, and reimbursement of reasonable out-of-pocket, travel and entertainment expenses as well as licensing costs. The consulting agreement also provides that Mr. Burt will not compete with the Company for a period of two years from the end of the term, and will serve as a member of the Anchor Gaming Board of Directors.

    Richard M. Haddrill became a member of the Board of Directors on June 29, 1999 and entered into a consulting agreement on April 13, 1999 to provide consulting services to the Company for two years following the Powerhouse acquisition. In exchange for those services, Mr. Haddrill will receive $150,000 per month for the first six months of the consulting agreement, during which Mr. Haddrill will provide consulting services on a full-time basis, and $23,000 per month for the remaining 18 months of the consulting agreement, during which Mr. Haddrill will provide consulting services on a limited basis. Mr. Haddrill was paid $120,000 for relocation costs to the greater Las Vegas area. The consulting agreement also provides that for payment of $450,000 Mr. Haddrill will not compete with the Company for a period of two years following the Powerhouse acquisition and will agree to serve on the Board of Directors.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Compensation Committee is responsible for recommending to the full Board of Directors salary amounts for the Company's chief executive officer and other executive officers, as well as making the final determination regarding bonus arrangements and awards of stock options to such persons.

    Management believes that the gaming industry is increasing in competitiveness, making the attraction and retention of qualified executives more important to the overall success of the business. Compensation to executives is designed to attract and retain talent, as well as to motivate the performance of executives. Compensation also rewards performance that demonstrably meets the Company's strategic, financial and operating objectives. In the last fiscal year, executive compensation comprised the following elements:

        BASE SALARY. The base salaries for the executive officers of the Company were determined by an evaluation of the credentials of such officers as well as a review of publicly available information concerning the base salaries of executives with similar responsibilities in companies engaged in similar businesses, including, but not limited to, the gaming and leisure industries. The responsibilities of each executive officer as well as the subjective evaluation of such officer's contribution to the business were also factors in the determination of executive compensation.

        ANNUAL INCENTIVE COMPENSATION. Year-end cash bonuses are designed to motivate the executive officers to achieve specific annual financial goals. At the end of each fiscal year the Compensation Committee will assess each executive's contributions to the Company as well as the degree to which specific annual financial, strategic, and operating objectives were met by the Company.

        STOCK OPTIONS. The Board and the Stock Option Committee believe that a significant portion of executive compensation should be dependent on value created for stockholders. Additionally, the Board and the Compensation Committee believe that part of retention of superior talent is to foster a sense of ownership in the Company. In keeping with this philosophy, from time to time the Committee will recommend that stock options be granted to particular officers. In the past, certain options were granted at fair market value on the date of the grant. These options are exercisable in varying periods over five years. In selecting recipients for option grants and in determining the size of such grants, the Board considers various factors such as the earnings levels of the Company and the contributions of the individual recipient to the Company. In addition, stock options were awarded just after the Company's initial public offering in order to encourage management stability over the next several years.

    Executives also receive benefits typically offered to executives by companies engaged in businesses similar to the Company, such as life and health insurance.

1999 COMPENSATION OF CHIEF EXECUTIVE OFFICER

    In July 1995, the Company entered into a five-year agreement with Michael D. Rumbolz providing for minimum annual compensation of $460,000. Mr. Rumbolz's agreement provides that he can only be terminated for "cause" as defined in the agreement and he can be terminated at any time if the Company pays one year's severance pay. The agreement contains restrictive covenants regarding the treatment of the Company's proprietary information.

    Pursuant to an option agreement between the Company and Michael D. Rumbolz, Mr. Rumbolz's options will vest and become immediately exercisable upon a change in control as defined in the agreement.

COMPARISON OF STOCKHOLDER RETURN

    The following graph compares the cumulative total return of the common stock during the period commencing January 28, 1994, the date public trading of the common stock began following the Company's initial public equity offering, to June 30, 1999, with the S&P 500 Index and the Dow Jones Industry Group CNO-Casinos (which include 39 companies). The S&P 500 Index includes 500 United States companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization.

    The graph depicts the results of investing $100 in the common stock of the Company (at the closing price of $14 per share on January 28, 1994, the date of the Company's initial public offering), the S&P 500 Index and the Dow Jones Industry Group CNO-Casinos at their closing prices on January 28, 1994. The graph assumes that all dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS   ANCHOR   DOW JONES  S&P 500
          GAMING   GROUP CNO   INDEX
1/28/94   $100.00    $100.00  $100.00
3/31/94    110.71      87.21    93.04
6/30/94     85.71      64.34    93.44
9/30/94    128.57      72.29    98.00
12/31/94   108.93      64.27    97.99
3/31/95    116.07      80.06   107.53
6/30/95    158.93      87.20   117.79
9/30/95    180.36      81.60   127.15
12/31/95   162.50      74.02   134.82
3/31/96    230.36      89.67   142.05
6/30/96    430.36     103.40   148.43
9/30/96    444.64      87.57   153.01
12/31/96   287.50      77.19   165.77
3/31/97    199.11      69.54   170.21
6/30/97    341.07      74.93   199.93
9/30/97    633.93      88.66   214.91
12/31/97   398.21      71.27   221.08
3/31/98    530.36      80.54   251.91
6/30/98    554.46      72.27   260.23
9/30/98    477.08      78.25   250.81
12/31/98   469.79      82.45   304.22
3/31/99    364.58     104.20   319.38
6/30/99    400.52     119.59   319.38

    The stock price performance depicted in the corporate performance graph is not necessarily indicative of future price performance. The corporate performance graph will not be deemed to be incorporated by reference in any filing by the company under the Securities Act of 1933 or the Securities Exchange Act, except to the extent that the Company specifically incorporates the graph by reference.

                             STOCKHOLDER PROPOSALS

    A proper proposal submitted by a Company stockholder for presentation at the Company's 2000 Annual Stockholders Meeting and/or for inclusion in the Company's 2000 proxy statement and received at the Company's executive office by June 21, 2000 will be eligible, subject to applicable laws, for presentation at the 2000 Annual Stockholders Meeting and to be included in the Company's Proxy Statement and form of Proxy relating to such Annual Meeting.

    Stockholders wanting to properly submit any business at the 2000 Annual Meeting must give written notice to the Secretary of the Company at the address set forth on the cover page of this proxy statement.

    Stockholders wanting to present proposals for action at the 2000 Annual Meeting of Stockholders must give written notice, in accordance with
Article II, Section 9 of the Amended and Restated Bylaws of the Company, to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement (i) not later than 60 days following the end of the Company's fiscal year 2000 or (ii) at the close of the business day on the fifth business day following the day public disclosure was made of the date of the Annual Meeting. Stockholder proposals must also be presented to the Annual Meeting in person by the stockholder submitting such proposal or a representative who is qualified under Nevada law to present the proposal on the stockholder's behalf. The chairman presiding at any meeting of the stockholders may, in his sole discretion, refuse to allow a stockholder or the stockholder's representative to present any proposal that the Company would not be required to include in a proxy statement pursuant to any rule promulgated by the Securities and Exchange Commission.

                        PERSONS MAKING THE SOLICITATION

    The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies on the accompanying form will be paid by the Company. Officers or employees of the Company may solicit proxies by mail, telephone, or facsimile. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Common Stock.

                              INDEPENDENT AUDITORS

    Deloitte & Touche LLP, independent certified public accountants, has been selected by the Board of Directors as the Company's independent auditor for the fiscal year 2000. Representatives of Deloitte & Touche, who were also the Company's independent auditors for the fiscal year 1999, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

    The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote in accordance with their best judgment in the interest of the Company.

    The Company will provide, without charge, to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of the annual report on Form 10-K of the Company. Requests should be directed to GEOFFREY A. SAGE, CHIEF FINANCIAL OFFICER, C/O ANCHOR GAMING, 815 PILOT ROAD, SUITE G, LAS VEGAS, NEVADA 89119.

                                          By Order of the Board of Directors

                                          [SIG]

                                          Thomas J. Matthews
                                          EXECUTIVE VICE PRESIDENT, SECRETARY,
                                          AND TREASURER

October 28, 1999

                                 ANCHOR GAMING

              BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         AT 10:00 A.M., MONDAY, NOVEMBER 22, 1999
                                 815 PILOT ROAD, SUITE G
                                 LAS VEGAS, NEVADA 89119

      The undersigned stockholder of Anchor Gaming (the "Company") hereby revokes any proxy or proxies previously granted and appoints Stanley E. Fulton and Michael D. Rumbolz or either of them, as proxies, each with full powers of substitution and resubstitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournments thereof:

           (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

-------------------------------------------------------------------------------
                        -  FOLD AND DETACH HERE  -

                                                               Please mark
                                                               your votes as
                                                               indicated in /X/
                                                               this example

                          FOR all nominees listed below (except         WITHHOLD AUTHORITY
                          as provided to the contrary below)       to vote for all nominees below

1. Election of Directors.        / /                                            / /                 2. On any other business that
                                                                                                       may properly come before
                                                                                                       the meeting.

Stuart D. Beath, Richard R. Burt, Michael B. Fulton,  Stanley E. Fulton, Glen J. Hettinger,
Elizabeth F. Jones, and Michael D. Rumbolz.

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name in the space provided below.)

---------------------------------------------------------------------------------------------------


                                                                                                      THIS PROXY IS SOLICITED ON
                                                                                                      BEHALF OF THE BOARD OF
                                                                                                      DIRECTORS AND WILL BE VOTED
                                                                                                      IN ACCORDANCE WITH THE
                                                                                                      SPECIFICATIONS MADE ON THE
                                                                                                      REVERSE SIDE. IF A CHOICE
                                                                                                      IS NOT INDICATED WITH
                                                                                                      RESPECT TO ITEM (1) THIS
                                                                                                      PROXY WILL BE VOTED "FOR"
                                                                                                      EACH OF THE NOMINEES
                                                                                                      LISTED. THE PROXIES WILL
                                                                                                      USE THEIR DISCRETION WITH
                                                                                                      RESPECT TO ANY MATTER
                                                                                                      REFERRED TO IN ITEM (2).
                                                                                                      THIS PROXY IS REVOCABLE AT
                                                                                                      ANY TIME BEFORE IT IS
                                                                                                      EXERCISED.

                                                                                                      RECEIPT HEREWITH OF THE
                                                                                                      COMPANY'S ANNUAL REPORT AND
                                                                                                      NOTICE OF MEETING AND PROXY
                                                                                                      STATEMENT, DATED OCTOBER 28,
                                                                                                      1999, IS HEREBY ACKNOWLEDGED.

                                                                                                      PLEASE SIGN, DATE AND MAIL
                                                                                                      TODAY.

(Signature of Stockholder(s))_______________________________________________________________________   Dated____________, 1999

(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)


-----------------------------------------------------------------------------------------------------------------------------------
                                                           -  FOLD AND DETACH HERE -

